ClearOne Announces a Special One-time Cash Dividend

SALT LAKE CITY - (BUSINESS WIRE) – March 11, 2024 - ClearOne (NASDAQ: CLRO) today announced that its Board of Directors has declared a one-time special cash dividend of $0.50 per share of ClearOne common stock, payable on April 10, 2024 to shareholders of record on April 2, 2024. Because the special cash dividend exceeds twenty-five percent (25%) of the value of the Company’s common stock, in accordance with FINRA UPC (Uniform Practice Code) Rule 11140, a stockholder of the Company that sells shares of the Company’s common stock on or prior to the payment date of April 10, 2024 will not receive the one-time special cash dividend for the Company shares that are sold.

"We have decided to share this surplus with our shareholders, who continue to support the Company’s strategy and vision for future growth,” said Derek Graham, Chief Executive Officer of ClearOne.  “We believe the company has an achievable plan to return to revenue growth and profitability.”

Even though this dividend announcement is a special one-time event, the declaration of dividends in the future is subject to the discretion of the ClearOne Board of Directors, which will evaluate the possibility of future dividend distributions from time-to-time based on factors that the Board of Directors deem relevant. However, no additional dividends have been authorized nor are contemplated at this time.

About ClearOne
ClearOne is a global market leader enabling conferencing, collaboration, and network streaming solutions. The performance and simplicity of its advanced, comprehensive solutions offer unprecedented levels of functionality, reliability, and scalability. Visit ClearOne at www.clearone.com.

This release contains "forward-looking" statements that are based on present circumstances and on ClearOne's predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements, including the expected future payment of dividends and any statements of the plans and objectives of management for future operations and forecasts of future growth and value, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.

Contact:

Derek Graham
801-303-3425
investor_relations@clearone.com
http://investors.clearone.com

Source: ClearOne, Inc.